Northern Illinois Gas Company
                                Form 10-K
                                Exhibit 99.01







Northern Illinois Gas

April 11, 1996



Dear Northern Illinois Gas Company Bondholder:

Northern Illinois Gas Company is committed to maintaining an excellent relationship with its bondholders. The proposed Indenture amendments are intended to increase the Company's flexibility when issuing new series of first mortgage bonds, eliminate various obsolete provisions and otherwise bring the Indenture into greater conformity with modern debt indentures.

Some of our bondholders have expressed concern about proposed item 8, Modifications of Indenture. This amendment would permit the Company and the Trustee to make changes in the Indenture if such changes do not, in the opinion of the Board of Directors, adversely affect the rights of bondholders.

In the interest of maintaining our bondholders' confidence, the company deletes the proposed item 8 Modifications of Indenture from the Proxy Statement.
We urge you to vote for the proposed Indenture amendments.

Sincerely,

RICHARD J. LANNON
Richard J. Lannon
Vice President & Treasurer

Attachment




                     NORTHERN ILLINOIS GAS COMPANY

                        ADJOURNMENT NOTICE TO

                        MEETING OF BONDHOLDERS

                     RESCHEDULED FOR MAY 10, 1996


     Notice is hereby given that the February 27, 1996 meeting of holders of all series of Northern Illinois Gas Company First Mortgage Bonds (the "Bonds") has been adjourned due to the lack of a quorum and has been rescheduled for May 10, 1996, at the Harris Trust and Savings Bank, 6th Floor, 111 West Monroe Street, Chicago, Illinois, at 3:00 p.m., for the purpose of voting on the adoption of certain proposed amendments to the Indenture, dated as of January 1, 1954, under which the Bonds were issued. The proposed amendments, which are described in the Proxy Statement of the Company that was previously sent to bondholders, are intended to increase the Company's flexibility when issuing new series of Bonds, eliminate various obsolete provisions and otherwise bring the Indenture into greater conformity with modern debt indentures.

     If you have any questions or need additional documents, please call Morrow & Co., 1-800-662-5200.



                                  NORTHERN ILLINOIS GAS COMPANY

April 11, 1996




                           IMPORTANT

     In order that there be a proper representation at the meeting, you are urged to vote, sign, have acknowledged and mail your proxy even though you plan to attend. If you attend the meeting you may, if you wish, vote personally on all matters brought before the meeting.

     Your prompt action in returning your proxy will be greatly appreciated.





                        April 11, 1996
                 SUPPLEMENT TO PROXY STATEMENT

     Set forth below is a summary of all of the proposed amendments to be considered at the May 10, 1996 Bondholder meeting.

PROPOSED AMENDMENTS

     1.        Definition of Board of Directors.   The term
"Board of Directors" is redefined to include any duly
authorized committee of the Board of Directors.  (Section
1.09)

     2.        Definition of Authorized Newspaper.   The term
"authorized newspaper" is redefined to eliminate the requirement that the newspaper in which notices to bondholders are required to be included be published in the city in which it is circulated. (Section 1.31)

     3.        Principal Office of Trustee.   The requirement
that the Trustee under the Indenture have its principal place of business located in the City of Chicago is eliminated.
(Sections 1.32, 17.05 and 17.06)

     4.        Delegation of Authority to Issue New Bonds to
Officers.   The Board of Directors is authorized to delegate
to one or more officers of NI-Gas the authority to issue additional series of bonds under the Indenture and to establish the terms of such additional series. (Sections 4.17 and 6.04)

     5.        Release of Property.   The requirement that the
Board of Directors authorize the release of property mortgaged under the Indenture is eliminated with respect to property having a fair value of not more than $300,000. The remaining provisions of the Indenture governing property releases, including the requirement that cash in an amount equal to the fair value of the property to be released be deposited with the Trustee (subject to reduction in the manner provided by the Indenture), are not affected. (Section 10.03)

     6.        Publication of Notice.   The requirement that
certain notices to bondholders be published in an authorized newspaper in the cities of Chicago and New York is eliminated in those circumstances where all outstanding bonds are registered bonds. (Sections 17.06, 17.07 and 19.08)

     7.        Action by Bondholders.   A provision enabling
bondholders to take action under the Indenture, including the approval of amendments to the Indenture where bondholder approval is required, without the necessity of calling a formal meeting of bondholders is included.
(Section 19.11)

     For details of the proposed amendments, refer to the Proxy Statement dated January 26, 1996 which was previously sent to bondholders.

     Upon adoption of a resolution approving the proposed amendments, the Company and the Trustee will execute a supplemental indenture to the Indenture affecting the proposed amendments.

     If you have any questions, please call the following individual at the Company.

           GLORIA K. ANDERSON (708) 983-8676 EXT. 2685.

NORTHER ILLINOIS GAS COMPANY

April 11, 1996